Exhibit 4.14

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 11 ON THE FACE OF THIS SECURITY.

CUSIP No. 06740D830	ISIN: US06740D8305

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

Barclays Return on Disability ETN

due September 17, 2024

The following terms apply to this Security.  Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount:  $[_____] equal to [_____] Securities at $50 per Security.

Index:  The Return on Disability US LargeCap ETN Total Return USD Index (the “Index”).

Inception Date:  September 10, 2014.

Initial Valuation Date: September 10, 2014

Issue Date: September 15, 2014

Interest Rate:  The principal of this Security shall not bear interest.

Denomination:  $50 per Security.

Payment at Maturity:  On the Maturity Date, unless such Securities were previously redeemed on a Redemption Date as provided under “Holder Redemption” or “Issuer Redemption”, the Company shall redeem this Security by paying to the Holder a cash payment per Security equal to the Closing Indicative Value on the Final Valuation Date.

Holder Redemption:  The Holder may, subject to the notification requirements provided under Section 5 hereof, require the Company to redeem the Holder’s

Securities in whole or in part on any Holder Redemption Date during the term of the Securities.  If the Holder requires the Company to redeem the Holder’s Securities on any Holder Redemption Date, the Holder will receive a cash payment in U.S. dollars per Security equal to the Closing Indicative Value on the applicable Valuation Date.  The Company shall not be required to redeem fewer than 25,000 Securities at one time, provided that the Company may from time to time in its sole discretion reduce, in part or in whole, this minimum redemption amount (“Redemption Amount”) on a consistent basis for all Holders who hold Securities at the time the reduction becomes effective.

Holder Redemption Date: The third Business Day following each Valuation Date (other than the Final Valuation Date).  The final Holder Redemption Date will be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date.

Issuer Redemption:  The Company may redeem the Securities (in whole but not in part) at its sole discretion on any Business Day on or after the Inception Date until and including maturity (“Issuer Redemption”). To exercise its right to redeem the Securities, the Company must deliver notice to the Holder of such Securities not less than ten calendar days prior to the Issuer Redemption Date on which the Company intends to redeem the Securities. If the Company redeems the Securities, the Holder will receive a cash payment in U.S. dollars per Security in an amount equal to the applicable Closing Indicative Value on the Valuation Date specified on such notice.

Issuer Redemption Date:  The fifth Business Day after the Valuation Date specified by the Company in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which the Company delivers the redemption notice.

Redemption Date: The Holder Redemption Date or the Issuer Redemption Date, as the case may be.

Index Sponsor: Donovan Group, LLC (the “Index Sponsor”)

Calculation Agent:  Barclays Bank PLC.

Defeasance:  Neither full defeasance nor covenant defeasance applies to this Security.

Listing: The CBOE BZX Exchange.

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture.  Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Business Day” means a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close..

“Closing Indicative Value” shall be calculated in the following manner:  (i) the Closing Indicative Value for each Security on the Inception Date shall equal $50; and (ii) on each subsequent calendar day, until maturity or early redemption, the Closing Indicative Value for each Security will equal (1) the Closing Indicative Value on the immediately preceding calendar day times (2) the Daily Index Factor on such calendar day (or, if such day is not an Index Business Day, one) minus (3) the Investor Fee on such calendar day.  The Closing Indicative Value is subject to adjustment as described in Section 6 on the face of this Security.

“Daily Index Factor” means, for each Security on any given Index Business Day, the amount equal to the closing level of the Index on such Index Business Day divided by (2) the closing level of the Index on the immediately preceding Index Business Day.

“Default Amount” means, if an Event of Default occurs and the maturity of the Securities is accelerated, the Closing Indicative Value of the Security on the date of acceleration, as determined by the Calculation Agent.

“Final Valuation Date” means September 10, 2024, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will the Final Valuation Date be postponed by more than five Business Days.

“Index Business Day” means any day that is both a New York Stock Exchange trading day and a CBOE BZX trading day.

“Index Constituent” means each of the equity securities included in the Index at any given time.

“Investor Fee” means the amount calculated on a daily basis in the following manner:  (i) the Investor Fee for each Security on the Inception Date shall equal zero; and (ii) on each subsequent calendar day until maturity or early redemption, the Investor Fee for each Security will be equal to (1) 0.45% times (2) the Closing Indicative Value on the immediately preceding calendar day times (3) the Daily Index Factor on that day (or, if such day is not an Index Business Day, one) divided by (4) 365.

“Market Disruption Event” has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the Prospectus Supplement.

“Maturity Date” means September 17, 2024, provided that if such date is not a Business Day, the Maturity Date will be the next succeeding Business Day; provided, however, that if the Final Valuation Date referred to above is postponed, the Maturity Date will be the fifth Business Day following the Final Valuation Date, as postponed.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America or Europe that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (or any successor) or P-1 or higher by Moody’s Investors Service, Inc. (or any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

“Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 3 hereof.

“Trading Day” means with respect to the Securities, a day that is an Index Business Day and a Business Day and a day on which trading is generally conducted on NYSE Arca, in each case as determined by the Calculation Agent in its sole discretion.

“Valuation Date” means each Trading Day from September 10, 2014 to September 10, 2024, inclusive, subject to postponement due to the occurrence of a Market Disruption Event, such postponement not to exceed five Trading Days.

1.         Promise to Pay at Maturity or Upon Early Redemption

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the amount as calculated and provided under (i) “Holder Redemption” and elsewhere on the face this Security on the applicable Holder Redemption Date, in the case of any Securities in respect of the which the Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, or (ii) “Issuer Redemption” and elsewhere on the face of this Security on the applicable Issuer Redemption Date, in case the Company exercises its right to redeem the Securities prior to the Maturity Date (iii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date.

2.         Payment of Interest

The principal of this Security shall not bear interest.  Any return on this Security that may be deemed to be interest will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application.

3.         Discontinuance or Modification of the Index; Market Disruption Event

If the Index Sponsor discontinues publication of the Index and Barclays Bank PLC or any other person or entity publishes an index that the Calculation Agent determines is comparable to the Index and the Calculation Agent approves such index as a Successor Index, then the Calculation Agent will determine the value of the Index on the applicable Valuation Date and the amount payable at Maturity or upon Early Redemption by reference to such Successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no Successor Index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including, whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, or is due to any other reason, then the Calculation Agent will be permitted (but not required) to make such adjustments to the index level for the Securities as it believes are appropriate to ensure that the Index used to determine the amount payable on the maturity date or upon early redemption is equitable.

All determinations and adjustments to be made by the Calculation Agent may be made in the Calculation Agent’s sole discretion.

4.         Payment at Maturity or Upon Holder Redemption or Upon Issuer Redemption

The payment on the Securities that becomes due and payable on the Maturity Date, on a Holder Redemption Date or an Issuer Redemption Date, as the case may be, shall be the cash amount that must be paid to redeem the Securities as provided above under “Payment at Maturity,” “Holder Redemption” or “Issuer Redemption,” as applicable.  The payment on the Securities that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount.  When any such payment has been made as provided herein (or such payment has been made available), the principal of the Securities shall be deemed to have been paid in full, whether or not the Securities shall have been surrendered for payment or cancellation.  References to the payment at maturity or upon early redemption of the Securities on any day shall be deemed to mean the payment of cash that is payable on such day as provided in the Securities.  Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of the Securities will be deemed to equal the Face Amount.  The Securities shall cease to be Outstanding as provided in the definition of such term in the Indenture or when the principal of the Securities shall be deemed to have been paid in full as provided above.

5.         Redemption Mechanics

(a) Holder Redemption: Subject to the minimum redemption amount provided under “Holder Redemption”, the Holder may require the Company to redeem the Holder’s Securities on any Holder Redemption Date during the term of the Securities provided that such Holder (i) delivers a notice of redemption to the Company via facsimile or electronic mail by no later than 4:00 p.m. New York time on the Business Day prior to the applicable Valuation Date; (ii) delivers a signed confirmation of redemption to the Company via facsimile or email by no later than 5:00 p.m. New York time on the same day; (iii) instructs the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price per Security equal to the Closing Indicative Value on the applicable Valuation Date, facing Barclays DTC 5101; and (iv) causes the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC prior to 10:00 a.m. New York time on the applicable Holder Redemption Date, which shall be the third Business Day following the applicable Valuation Date (other than the Final Valuation Date).  The final Holder Redemption Date shall be the third Business Day following such Valuation Date that is immediately prior to the Final Valuation Date.

(b) Issuer Redemption:  If the Company elects to exercise its right to redeem the Securities under “Issuer Redemption”, the Company will deliver written notice of such election to redeem to the Holder of such Securities not less than ten calendar days on which the Company intends to redeem the Securities.  In this scenario, the Final Valuation Date will be the date specified by the Company in such issuer redemption notice (subject to postponement in the event of a Market Disruption Event), and the Securities will be redeemed on the fifth Business Day following such Valuation Date, but in no event prior to the tenth calendar day following the date on which the Company delivers such issuer redemption notice.

6.         Split or Reverse Split of the Securities

On any Business Day, the Company may elect to initiate a split of the Securities or a reverse split of the Securities. Such date shall be deemed to be the “Announcement Date”, and the Company will issue a notice to holders of the relevant Securities and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the Securities undergo a split, the Company will adjust the terms of the Securities accordingly.  For example, if the split ratio is 4 and hence the Securities undergo a 4:1 split, every investor who holds one Security via DTC on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below.  The record date for the split will be the 9th business day after the Announcement Date.  The Closing Indicative Value on such record date will be divided by 4 to reflect the 4:1 split of the Securities.  Any adjustment of Closing Indicative Value will be rounded to 8 decimal places.  The split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

In the case of a reverse split, the Company reserves the right to address odd numbers of Securities (commonly referred to as “partials”) in a commercially reasonable manner determined by the Company in its sole discretion.  For example, if the reverse split ratio is 4 and the Securities undergo a 1:4 reverse split, every Holder holding 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below.  The record date for the reverse split will be on the 9th Business Day after the Announcement Date.  The Closing Indicative Value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs.  Any adjustment of Closing Indicative Value will be rounded to 8 decimal places.  The reverse split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

In the case of a reverse split, Holders who own a number of Securities on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of Securities they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” Securities in a commercially reasonable manner determined by the Company in its sole discretion.  The Company’s current intention is to provide a Holder with a cash payment for such Holder’s partials on the 17th business day following the Announcement Date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split- adjusted Securities on the 14th business day following the Announcement Date.  For example, if the reverse split ratio is 1:4, a Holder who held 23 Securities via DTC on the record date would receive 5 post reverse split Securities on the immediately following Business Day, and a cash payment on the 17th business day following the Announcement Date that is equal to 3/4ths of the Closing Indicative Value of the reverse split-adjusted Securities on the 14th Business Day following the Announcement Date.

In the event of a reverse split, the Redemption Amount will be adjusted accordingly by the Company, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

7.         Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including at maturity or upon early redemption; Market Disruption Events; Business Days; Index Business Days; Trading Days; Valuation Dates; the Closing Indicative Value; the Daily Index Factor; the level of the Index on the Inception Date; the Investor Fee; the Maturity Date; Redemption Dates; the Default Amount; the Redemption Amount; the amount payable in respect of the Securities at maturity or upon Holder Redemption or Issuer Redemption and all such other matters, calculations or determinations as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder.  The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent.  Insofar as this Security provides for the Calculation Agent to determine the level of the Index on any date or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, Affiliates of the Calculation Agent or Affiliates of the Company.

8.         Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the applicable Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender).  Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

9.         Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

10.       Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

11.       Prospectus

Reference is made to the (i) the Prospectus related to the Securities, dated March 30, 2018, (ii) the Prospectus Supplement, dated July 18, 2016 (iii) and the Pricing Supplement, dated [_______], as each may be amended from time to time (together, the “Prospectus”).  The terms and conditions of this Security as fully set forth in the Prospectus are hereby incorporated by reference in their entirety into this Security and binding upon the parties hereto.  In the event of a conflict between the terms of the Prospectus and the terms of this Security, the Prospectus will control and if the Prospectus provides for a specific United States tax characterization, by purchasing a Security, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to such tax characterization.  Copies of the Prospectus are available from the Company or any underwriter or any dealer participating in the offering by calling toll free, 1-888-227-2275 (extension 2-3430).

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof.  References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law.  If any such Taxes are at any time required by a Taxing Jurisdiction to be deducted or withheld, the Company will, subject to the exceptions and limitations set forth in Section 10.04 of the Indenture, pay such additional amounts of the principal of such Security and any other amounts payable on such Security (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holder of any Security, after such deduction or withholding, shall equal the amounts of the principal of such Security and any other amounts payable on such Security which would have been payable in respect of such Security had no such deduction or withholding been required.

If at any time the Company determines that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or a change in an official application or interpretation of such laws or regulations (including a decision of any court or tribunal), either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Original Issue Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 35 nor more than 60 days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price equal to the principal amount thereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture

(Reverse of Security continued on next page)

at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose).  The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

(Reverse of Security continued on next page)

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Senior Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing.  Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $50.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.